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                                                            EXHIBIT 99.27(h)(11)

SHAREHOLDER SERVICES AGREEMENT

THIS SHAREHOLDER SERVICES AGREEMENT is made and entered into as of April 18, 2002 and between MINNESOTA LIFE INSURANCE COMPANY (the "Company"), and AMERICAN CENTURY INVESTMENT SERVICES, INC. ("Distributor").

WHEREAS, the Company offers to the public certain group and individual variable annuity and variable life insurance contracts (the "Contracts"); and

WHEREAS, the Company wishes to make available as investment options under the Contracts Class II shares of VP Income & Growth, VP Value and VP Ultra (the "Funds"), each of which is a series of mutual fund shares registered under the Investment Company Act of 1940, as amended, and issued by American Century Variable Portfolios, Inc. (the "Issuer"); and

WHEREAS, on the terms and conditions hereinafter set forth, Distributor desires to make shares of the Funds available as investment options under the Contracts and to retain the Company to perform certain administrative services on behalf of the Funds, and the Company is willing and able to furnish such services;

NOW, THEREFORE, the Company and Distributor agree as follows:

1. Transactions in the Funds. Subject to the terms and conditions of this Agreement, Distributor will cause the Issuer to make shares of the Funds available to be purchased, exchanged, or redeemed, by or on behalf of the Accounts (defined in Section 8(a) below) through a single account per Fund at the net asset value applicable to each order. The Funds' shares shall be purchased and redeemed on a net basis in such quantity and at such time as determined by the Company to satisfy the requirements of the Contracts for which the Funds serve as underlying investment media. Dividends and capital gains distributions will be automatically reinvested in full and fractional shares of the Funds.

2. Administrative Services. The Company agrees to provide all administrative services for the Contract owners, including but not limited to those services specified in EXHIBIT A (the "Administrative Services"). Neither Distributor nor the Issuer shall be required to provide Administrative Services for the benefit of Contract owners. The Company agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to the marketing of the Contracts and the provision of the Administrative Services. Upon request, the Company will provide Distributor or its representatives reasonable information regarding the quality of the Administrative Services being provided and its compliance with the terms of this Agreement.




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3. Timing of Transactions. Distributor hereby appoints the Company as agent for the Funds for the limited purpose of accepting purchase and redemption orders for Fund shares from the Plans and/or Participants, as applicable. On each day the New York Stock Exchange (the "Exchange") is open for business (each, a "Business Day"), the Company may receive instructions from the Plans and/or Participants for the purchase or redemption of shares of the Funds ("Orders"). Orders received and accepted by the Company prior to the close of regular trading on the Exchange (the "Close of Trading") on any given Business Day (currently, 4:00 p.m. Eastern time) and transmitted to the Funds' transfer agent by 9:30 a.m. Eastern time on the next Business Day will be executed at the net asset value determined as of the Close of Trading on the previous Business Day. Any Orders received by the Company on any Business Day but after the Close of Trading, and all Orders that are transmitted to the Funds' transfer agent after 9:30 a.m. Eastern time on the next Business Day, will be executed at the net asset value determined as of the Close of Trading on the next Business Day following the receipt of such Order. The day as of which an Order is executed by the Funds' transfer agent pursuant to the provisions set forth above is referred to herein as the "Trade Date". All orders are subject to acceptance or rejection by Distributor or the Funds in the sole discretion of any of them.

4. Processing of Transactions.

(a) If transactions in Fund shares are to be settled through the National Securities Clearing Corporation's Mutual Fund Settlement, Entry, and Registration Verification (Fund/SERV) system, the terms of the Fund/SERV and Networking Agreement, between the Company and American Century Services Corporation, an affiliate of Distributor, shall apply.

(b) If transactions in Fund shares are to be settled directly with the Funds' transfer agent, the following provisions shall apply:

(1) By 6:30 p.m. Eastern time on each Business Day, Distributor (or one of its affiliates) will provide to the Company via facsimile or other electronic transmission acceptable to the Company the Funds' net asset value, dividend and capital gain information and, in the case of income funds, the daily accrual for interest rate factor (mil rate), determined at the Close of Trading.

(2) By 9:30 a.m. Eastern time on the Business Day next following the Trade Date, the Company will provide to the Funds' transfer agent via facsimile or other electronic transmission acceptable to Distributor a report stating whether the instructions received by the Company from Participants by the Close of Trading on the previous Business Day resulted in the Plans being a net purchaser or net seller of shares of the Funds. As used in this Agreement, the phrase "other electronic transmission acceptable to Distributor" includes the use of remote computer terminals located at the premises of the Company, its agents or affiliates, which terminals may be linked electronically to the computer system of Distributor, its agents or affiliates (hereinafter, "Remote Computer terminals").

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(3) Upon the timely receipt from the Company of the report described in (2)
above, the Funds' transfer agent will execute the purchase or redemption transactions (as the case may be) at the net asset value computed as at the Close of Trading on the Trade Date. Payment for net purchase transactions shall be made by wire transfer to the applicable Fund custodial account designated by Distributor on the Business Day next following the Trade Date. Such wire transfers shall be initiated by the Company's bank prior to 4:00 p.m. Eastern time and received by the Funds prior to 6:00 p.m. Eastern time on the Business Day next following the Trade Date ("T + 1"). If payment for a purchase Order is not timely received, such Order will be, at Distributor's option. either (i) executed at the net asset value determined on the Trade Date, and the Company shall be responsible for all costs to the Distributor or the Funds resulting from such delay, or (ii) executed at the net asset value next computed following receipt of payment. Payments for net redemption transactions shall be made by wire transfer by the Issuers to the account( s) designated by the Company on T+l; provided, however, the Issuers reserve the right to settle redemption transactions within the time period set forth in the applicable Fund's then-current prospectus. On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Orders. Orders will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open and the original Trade Date will apply.

5. Pricing Errors.

(a) In the event any adjustment is required to correct any error in the computation of the net asset value of a Fund's shares at the shareholder level as a result of a pricing error that is deemed to be material under the pricing policy of the Fund's Board of Directors or which Distributor otherwise deems necessary to correct at the shareholder level, Distributor shall notify Company as soon as reasonably practical after discovering the need for such adjustment.

(b) Any such notice shall state for each day for which the error occurred the incorrect price, the correct price and, to the extent communicated to the Fund" shareholders, the reason for the price change. Company may send this notice or a derivation thereof (so long as such derivation is approved in advance by Distributor) to Participants whose accounts are affected by the price change.

(c) If as a result of any such error the Account maintained by the fund for the Plan receives an amount in excess of the amount to which it otherwise would be entitled, Distributor and Company agree to evaluate the situation together, on a case by case basis, with a goal toward pursuing an appropriate course of action. If Distributor determines to make an adjustment at the shareholder level that would reduce the number of shares held in the Plan's account, Distributor shall reimburse Company its reasonable out-of-pocket expenses in correcting Participant's records, communicating with Participants regarding any adjustment to their account, and mailing out corrected statements to Participants.

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(d) If any such adjustment would increase the number of shares in the Account,
Distributor shall make al necessary adjustments as soon as reasonably practical after discovering the need for the adjustment to the number of shares owned in the Account for credit to the Participants' accounts.

6. Prospectus and Proxy Materials.

(a) Distributor shall provide the Company with copies of the Issuer's proxy materials, periodic fund reports to shareholders and other .materials that are required by law to be sent to the Issuer's shareholders. In addition, Distributor shall provide the Company with a sufficient quantity of prospectuses of the Funds to be used in conjunction with the transactions contemplated by this Agreement, together with such additional copies of the Issuer's prospectuses as may be reasonably requested by Company. If the Company provides for pass-through voting by the Contract owners, or if the Company determines that pass-through voting is required by law, Distributor will provide the Company with a sufficient quantity of proxy materials for each, as directed by the Company.

(b) The cost of preparing, printing and shipping of the prospectuses, periodic fund reports and other materials of the Issuer to the Company shall be paid by Distributor or its agents or affiliates; provided, however, that if at any time Distributor or its agent reasonably deems the usage by the Company of such items to be excessive, it may, prior to the delivery of any quantity of materials in excess of what is deemed reasonable, request that the Company demonstrate the reasonableness of such usage. If Distributor believes the reasonableness of such usage has not been adequately demonstrated, it may request that the party responsible for such excess usage pay the cost of printing (including press time) and delivery of any excess copies of such materials. Unless the Company agrees to make such payments, Distributor may refuse to supply such additional materials and Distributor shall be deemed in compliance with this Section 6 if it delivers to the Company at least the number of prospectuses and other materials as may be required by the Issuer under applicable law.

(c) The cost of any distribution of prospectuses, proxy materials, periodic fund reports and other materials of the Issuer to the Contract owners shall be paid by the Company and shall not be the responsibility of Distributor or the Issuer.

(d) If the Company elects to include any materials provided by the Distributor, specifically prospectuses, SAIs, shareholder reports and proxy materials, on its web site or in any other computer or electronic format, the Company assumes sole responsibility for maintaining such materials in the form provided by the Distributor and for promptly replacing such materials in the form provided by the Distributor and for promptly replacing such materials with all updates proved by the Distributor. The Distributor agrees to provide all such materials requested by the Company in Portable Document Format (PDF, both camera ready and low resolution enhanced) in a timely fashion at no additional cost, together with such other formats as may be mutually agreed upon.

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7. Compensation and Expenses.

(a) The Accounts shall be the sole shareholder of Fund shares purchased for the Contract owners pursuant to this Agreement (the "Record Owner"). The Record Owner shall properly complete any applications or other forms required by Distributor or the Issuer from time to time.

(b) Distributor acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per Fund for the Accounts rather than having each Contract owner as a shareholder. In consideration of the Administrative Services and performance of all other obligations under this Agreement by the Company, Distributor will pay the Company a fee (the "Administrative Services Fee") equal to 10 basis points (0.10%) per annum of the average aggregate amount invested by the Company in Class II shares of the Funds under this Agreement. The payments received by the Company under this Section 7(b) are for administrative and shareholder services only and do not constitute payment in any manner for investment advisory services or for costs of distribution.

(c) In consideration of performance of the Distribution Services specified on EXHIBIT B by the Company, Distributor will pay the Company a fee (the "Distribution Fee") of 25 basis points (0.25%) of the average aggregate amount invested by the Company in Class n shares of the Funds under this Agreement.

(d) For the purposes of computing the payments to the Company contemplated by this Section 7, the average aggregate amount invested by the Company on behalf of the Accounts in the Funds over a one month period shall be computed by totaling the Company's aggregate investment (share net asset value multiplied by total number of shares of the Funds held by the Company) on each Business Day during the month and dividing by the total number of Business Days during such month.

(e) Distributor will calculate the amount of the payments to be made pursuant to this Section 7 at the end of each calendar quarter and will make such payment to the Company within 30 days thereafter. The check for such payments will be accompanied by a statement showing the calculation of the amounts being paid by Distributor for the relevant months and such other supporting data as may be reasonably requested by the Company and shall be mailed to:

Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN 55101
Attention: Ms. Michelle Doran, Actuarial Specialist,
         Station A4-4289
Phone No.: 651-665-4289
Fax No.: 651-665-4700

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8. Representations.

(a) The Company represents and warrants that (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms; (ii) it has established the Variable Annuity Account (the "Account"), which is a duly authorized and established separate account under Section 61 A.14 of the Minnesota Statutes, as amended, and has registered the Account as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act") to serve as an investment vehicle for the Contracts; (ill) each Contract provides for the allocation of net amounts received by the Company to an Account for investment in the shares of one or more specified investment companies selected among those companies available through the Account to act as underlying investment media; (iv) selection of a particular investment company is made by the Contract owner under a particular Contract, who may change such selection from time to time in accordance with the terms of the applicable Contract; and (v) the activities of the Company contemplated by this Agreement comply in all material respects with all provisions of federal and state securities laws applicable to such activities.

(b) Distributor represents that (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of Distributor, enforceable in accordance with its terms; (ii) the investments of the Funds will at all times be adequately diversified within the meaning of Section 817(h) of the Internal Revenue Service Code of 1986, as amended (the "Code"), and the regulations thereunder, and that at all times while this Agreement is in effect, all beneficial interests in each of the Funds will be owned by one or more insurance companies' segregated asset accounts or by any other party permitted under Section 1.817-5(f)(3) of the Regulations promulgated under the Code; (iii) each Fund has elected to be taxed as a "regulated investment company' under Subchapter M of the Code; (iv) the prospectus of each Fund complies in all material respects with federal and state securities laws; (v) shares of the Issuer are registered and authorized for sale in accordance with all federal and state securities laws; and (vi) it is duly registered and licensed under all applicable federal and state securities laws where the failure to be so registered would have a material adverse effect on its business.

9. Additional Covenants and Agreement.

(a) Each party shall comply with all provisions of federal and state laws applicable to its respective activities under this Agreement. All obligations of each party under this Agreement are subject to compliance with applicable federal and state laws.

(b) Each party shall promptly notify the other party in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

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(c) The Company covenants and agrees that all Orders accepted and transmitted by it hereunder with respect to each Account on any Business Day will be based upon instructions that it received from the Contract owners, in proper form prior to the Close of Trading of the Exchange on that Business Day. The Company shall time stamp all Orders or otherwise maintain records that will enable the Company to demonstrate compliance with Section 9(c) hereof.

(d) The Company covenants and agrees that all Orders transmitted to the Issuer, whether by telephone, telecopy, or other electronic transmission acceptable to Distributor, shall be sent by or under the authority and direction of a person designated by the Company as being duly authorized to act on behalf of the owner of the Accounts. Distributor shall be entitled to rely on the existence of such authority and to assume that any person transmitting Orders for the purchase, redemption or transfer of Fund shares on behalf of the Company is "an appropriate person" as used in Sections 8-107 and 8-401 of the Uniform Commercial Code with respect to the transmission of instructions regarding Fund shares on behalf of the owner of such Fund shares. The Company shall maintain the confidentiality of all passwords and security procedures issued, installed or otherwise put in place with respect to the use of Remote Computer Tern1inals and assumes full responsibility for the security therefor. The Company further agrees to be responsible for the accuracy, propriety and consequences of all data transmitted to Distributor by the Company by telephone, telecopy or other electronic transmission acceptable to Distributor.

(e) The Company agrees that, to the extent it is able to do so, it will use its best efforts to give equal emphasis and promotion to shares of the Funds as is given to other underlying investments of the Accounts, subject to applicable Securities and Exchange Commission rules. In addition, the Company shall not impose any fee, condition, or requirement for the use of the Funds as investment options for the Contracts that operates to the specific prejudice of the Funds vis-a-vis the other investment media made available for the Contracts by the Company.

(f) The Company shall not, without the written consent of Distributor, make representations concerning the Issuer or the shares of the Funds except those contained in the then- current prospectus and in current printed sales literature approved by Distributor or the Issuer.

(g) Advertising and sales literature with respect to the Issuer or the Funds prepared by the Company or its agents, if any, for use in marketing shares of the Funds as underlying investment media to Contract owners shall be submitted to Distributor for review and approval at least 10 business days before such material is used.

10. Use of Names. Except as otherwise expressly provided for in this Agreement, neither Distributor nor any of its affiliates nor the Funds shall use any trademark, trade name, service mark or logo of the Company, or any variation of any such trademark, trade name, service mark or logo, without the Company's prior written consent, the granting of which shall be at the Company's sole option. Except as otherwise expressly provided for in this Agreement, the Company shall not use any trademark, trade name, service mark or logo of the Issuer, Distributor or

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any variation of any such trademarks, trade names, service marks, or logos, without the prior written consent of either the Issuer or Distributor, as appropriate, the granting of which shall be at the sole option of Distributor and/or the Issuer.

11. Proxy Voting.

(a) The Company or its designee shall provide pass-through voting privileges to all Contract owners so long as the SEC continues to interpret the 1940 Act as requiring such privileges. It shall be the responsibility of the Company or its designee to assure that it and the separate accounts of the other Participating Companies (as defined in Section 12(a) below) participating in any Fund calculate voting privileges in a consistent manner.

(b) The Company or its designee will distribute to Contract owners all proxy material furnished by Distributor and will vote shares in accordance with instructions received from such Contract owners. The Company or its designee shall vote Fund shares for which no voting instructions are received in the same proportion as shares for which such instructions have been received. The Company and its agents shall not oppose or interfere with the solicitation of proxies for Fund shares held for such Contract owners.

12. Indemnification by the Company.

(a) The Company shall indemnify and hold harmless the Distributor and the Underwriter and each of the Trustees, directors of the Underwriter, officers, employees or agents of the Trust or the Underwriter and each person, if any, who controls the Distributor or the Underwriter within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 9.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company which consent may not be unreasonably withheld) or litigation (including reasonable legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Trust's shares or the Contracts or the performance by the parties of their obligations hereunder and:

(i) arise out of or are based upon any untrue statements of any material fact contained in a Registration Statement, Prospectus or Statement of Additional Information for the Contracts or contained in the Contracts or sales literature for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Distributor for use in the Registration Statement, Prospectus or Statement of Additional Information for the Contracts or in the Contracts

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or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(ii) arise out of or as a result of written statements or representations (other than statements or representations contained in the Fund's Registration Statement or Prospectus, or in sales literature for Fund shares not supplied by the Company, or persons under its control) or wrongful conduct of the Company or persons under its control, with respect to the sale or distribution of the Contracts or Trust shares; or

(iii) arise out of any untrue statement of a material fact contained in a Registration Statement, Prospectus, or sales literature of the Fund or any amendment thereof or supplement thereto or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished to the Distributor or its affiliates by or on behalf of the Company; or

(iv) arise out of or result from any breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other breach of this Agreement by the Company, as limited by and in accordance with the provisions of Sections 12(b) and 12(c) hereof.

(b) The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party to the extent such may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement or to the Distributor, whichever is applicable.

(c) The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), on the basis of which the Indemnified Party should reasonably know of the availability of indemnity hereunder in respect of such claim but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the Indemnified Party named in the action. After notice from the Company to such Indemnified Party of the Company's election to assume the defense thereof the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such Indemnified

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Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof other than reasonable costs of investigation.

(d) The Distributor shall promptly notify the Company of the commencement of any litigation or proceedings against the Distributor or the Funds in connection with the issuance or sale of the Fund Shares or the Contracts.

(e) The provisions of this Section 12 shall survive any termination of this Agreement.


13. Indemnification by the Distributor.

(a) The Distributor shall indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act and any director, officer, employee or agent of the foregoing (collectively, the "Indemnified Parties" for purposes of this Section 13) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Distributor which consent may not be unreasonably withheld) or litigation (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund's shares or the Contracts or the performance by the parties of their obligations hereunder and:

(i) arise out of or are based upon any untrue statement of any material fact contained in the sales literature of the Fund prepared by or approved by the Distributor or Distributor (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission was made in reliance upon and in conformity with information furnished to the Distributor by or on behalf of the Company for use in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(ii) arise out of or as a result of written statements or representations (other than statements or representations contained in the Registration Statement, Prospectus, Statement of Additional Information or sales literature for the Contracts not supplied by the Distributor or persons under its control) of the Distributor or persons under its control, with respect to the sale or distribution of the Contracts or Fund shares; or

(iii) arise out of any untrue statement of a material fact contained in a Registration Statement, Prospectus, Statement of Additional Information or sales

                                       10



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literature covering the Contracts, or any amendment thereof or supplement thereto, or the omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Distributor; or

(iv) arise out of or result from any breach of any representation and/or warranty made by the Distributor in this Agreement or arise out of or result from any other breach of this Agreement by the Distributor; as limited by and in accordance with the provisions of Sections 13(b) and 13(c) hereof.

(b) The Distributor shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to each Company or the Account, whichever is applicable.

(c) The Distributor shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Distributor in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent) on the basis of which the Indemnified Party should reasonably know of the availability of indemnity hereunder in respect of such claim, but failure to notify the Distributor of any such claim shall not relieve the Distributor from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Distributor will be entitled to participate, at its own expense, in the defense thereof. The Distributor also shall be entitled to assume the defense thereof, with counsel satisfactory to the Indemnified Party named in the action. After notice from the Distributor to such Indemnified Party of the Distributor's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Distributor will not be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof other than reasonable costs of investigation.

(d) The Company shall promptly notify the Distributor of the commencement of any litigation or proceedings against it or any of its officers or directors, in connection with the issuance or sale of the Contracts or the operation of each Account.

(e) The provisions of this Section 13 shall survive any termination of this Agreement.

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14. Potential Conflicts.

(a) The Company has received a copy of an application for exemptive relief, as amended, filed by the Issuer on December 21, 1987, with the SEC and the order issued by the SEC in response thereto (the "Shared Funding Exemptive Order"). The Company has reviewed the conditions to the requested relief set forth in such application for exemptive relief. As set forth in such application, the Board of Directors of the Issuer (the "Board") will monitor the Issuer for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts ("Participating Companies") investing in funds of the Issuer. An irreconcilable material conflict may arise for a variety of reasons, including: (i) an action by any state insurance regulatory authority; (ii) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar actions by insurance, tax or securities regulatory authorities; (iii) an administrative or judicial decision in any relevant proceeding; (iv) the manner in which the investments of any portfolio are being managed; (v) a difference in voting instructions given by variable annuity contract owners and variable life insurance contract owners; or
(vi) a decision by an insurer to disregard the voting instructions of contract owners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

(b) The Company will report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities under the Shared Funding Exemptive Order by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever contract owner voting instructions are disregarded

(c) If a majority of the Board, or a majority of its disinterested Board members, determines that a material irreconcilable conflict exists with regard to contract owner investments in a Fund, the Board shall give prompt notice to all Participating Companies. If the Board determines that the Company is responsible for causing or creating said conflict, the Company shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the disinterested Board members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include but shall not be limited to:

(i) withdrawing the assets allocable to the Accounts from the Fund and reinvesting such assets in a different investment medium or submitting the question of whether such segregation should be implemented to a vote of all affected contract owners and as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and/or

(ii) establishing a new registered management investment company or managed separate account.

(d) If a material irreconcilable conflict arises as a result of a decision by the Company to disregard its contract owner voting instructions and said decision represents a minority position or would preclude a majority vote by all of its contract owners having an interest in the Issuer, the Company at its sole cost, may be required. at the Board's election, to withdraw an Account's investment in the Issuer and terminate this Agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

(e) For the purpose of this Section 14, a majority of the disinterested Board members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Issuer be required to establish a new funding medium for any Contract. The Company shall not be required by this Section 14 to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contract owners materially adversely affected by the irreconcilable material conflict.

15. Termination; Withdrawal of Offering. This Agreement may be terminated by any party upon 180 days' prior written notice to the other party, or, on 60 days' written notice pursuant to a vote of a majority of the outstanding securities of the Funds. Notwithstanding the above, each Issuer reserves the right, without prior notice, to suspend sales of shares of any Fund, in whole or in part, or to make a limited offering of shares of any of the Funds in the event that (A) any regulatory body commences formal proceedings against the Company, Distributor or any of the Issuers, which proceedings Distributor reasonably believes may have a material adverse impact on the ability of the Issuers or the Company to perform its obligations under this Agreement or (B) in the judgment of Distributor, declining to accept any additional instructions for the purchase or sale of shares of any such Fund is warranted by market, economic or political conditions. Notwithstanding the foregoing, this Agreement may be terminated immediately (i) by any party as a result of any other breach of this Agreement by another party, which breach is not cured within 30 days after receipt of notice from the other party, or (ii) by any party upon a determination that continuing to perform under this Agreement would, in the reasonable opinion of the terminating party's counsel, violate any applicable federal or state law, rule, regulation or judicial order, (iii) by a vote of a majority of the independent directors, or (iv) upon assignment by either party. Termination of this Agreement shall not affect the obligations of the parties to make payments under Section 4 for Orders received by the Company prior to such termination and shall not affect the Issuers' obligation to maintain the Accounts in the name of the Plans or any successor trustee or recordkeeper for the Plans. Following termination, Distributor shall not have any Administrative Services payment obligation to the Company (except for payment obligations accrued but not yet paid as of the termination date).

16. Non-Exclusivity. Both parties acknowledge and agree that this Agreement and the arrangement described herein are intended to be non-exclusive and that each party is free to enter into similar agreements and arrangements with other entities.

17. Survival. The provisions of Section 9 (Use of Names) and Sections 12 and 13 (Indemnity) of this Agreement shall survive termination of this Agreement.

18. Amendment. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all of the parties hereto.

19. Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

To the Company:

Minnesota Life Insurance Company
400 Robert Street North
Saint Paul, MN 55105
Attn: Donald S. Gruber, Assistant General Counsel
651-655-3740 (office number)
651-665-2454 (telecopy number)
email: donaldgrober@rninnesotamutual.com

To the Issuer or Distributor:

American Century Investment Services, Inc.
4500 Main Street
Kansas City, Missouri 64111
Attention: Janet A. Nash, Esq.
(816) 340-7480 (office number)
(816) 340-4964 (telecopy number)

Any notice, demand or other communication given in a manner prescribed in this
Section 17 shall be deemed to have been delivered on receipt.

20. Successors and Assigns. This Agreement may not be assigned and will be terminated automatically upon any attempted assignment. This Agreement shall be binding upon and inure to the benefit both parties hereto.

11. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

22. Severability. In case anyone or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

23. Entire Agreement This Agreement, including the attachments hereto, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters.

If the foregoing correctly sets forth our understanding, please indicate your agreement to and acceptance thereof by signing below, whereupon this Agreement shall become a binding agreement between us as of the latest date indicated.

AMERICAN CENTURY INVESTMENT SERVICES, INC.


By: /s/ William M. Lyons
Name:  William M. Lyons
Title: Executive Vice President
Date: 4/18/02



We agree to and accept the terms of the foregoing Agreement.


MINNESOTA LIFE INSURANCE COMPANY

By:  /s/ Robert J. Ehren
Name:  Robert J. Ehren
Title:  Second Vice President & Actuary
Date:

EXHIBIT A

ADMINISTRATIVE SERVICES

Pursuant to the Agreement to which this is attached, the Company shall perform all administrative and shareholder services required or requested under the Contracts with respect to the Contract owners, including, but not limited to, the following:

I. Maintain separate records for each Contract owner, which records shall reflect the shares purchased and redeemed and share balances of such Contract owners. The Company will maintain a single master account with each Fund on behalf of the Contract owners and such account shall be in the name of the Company (or its nominee) as the record owner of shares owned by the Contract owners.

2. Disburse or credit to the Contract owners all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.

3. Prepare and transmit to the Contract owners, as required by law or the Contracts, periodic statements showing the total number of shares owned by the Contract owners as of the statement closing date, purchases and redemptions of Fund shares by the Contract owners during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by the Contracts.

4. Transmit purchase and redemption orders to the Funds on behalf of the Contract owners in accordance with the procedures set forth in Section 4 to the Agreement.

5. Distribute to the Contract owners copies of the Funds' prospectus, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

6. Maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services for the Contracts.

EXHIBIT B

DISTRIBUTION SERVICES

Pursuant to the Agreement to which this is attached, the Company shall perform distribution services for Class II shares of the Funds, including, but not limited to, the following:

1. Receive and answer correspondence from prospective shareholders, including distributing prospectuses, statements of additional information, and shareholder reports.

2. Provide facilities to answer questions from prospective investors about Fund shares.

3. Assist investors in completing application forms and selecting dividend and other account options.

4. Provide other reasonable assistance in connection with the distribution of Fund shares.